Filed Pursuant to Rule 424(b)(3)

Registration No. 333-193924

PROSPECTUS SUPPLEMENT NO. 1,

DATED OCTOBER 1, 2014

(To Prospectus dated September 15, 2014)

IIM GLOBAL CORPORATION

The information in this prospectus supplement supplements the prospectus of IIM Global Corporation dated September 15, 2014 concerning the selling shareholders and amends certain information in the prospectus set forth under the caption “Selling Shareholders.”

The sole purpose of this prospectus supplement is to modify the “Selling Shareholders” section to reflect the transfer of shares by certain of the selling shareholders. The information in the table supersedes in its entirety the appearing under the heading “Selling Shareholders” in the prospectus. All other information in the prospectus remains unchanged.

This prospectus supplement should be read in conjunction with the prospectus, which is required to be delivered with this prospectus supplement, together with our filings with the U.S. Securities and Exchange Commission under the Securities Exchange Act of 1934. This prospectus supplement is qualified in its entirety by reference to the prospectus and those filings except to the extent that the information herein modifies or supersedes the information contained in the prospectus. Except as amended by this prospectus supplement, the “Selling Shareholder” section of the prospectus is not otherwise affected by this prospectus supplement.

Investing in our common stock involves a high degree of risk. In particular, you should consider the numerous risks outlined under “Risk Factors” in our prospectus dated September 15, 2014.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

****************************

The date of this prospectus supplement is October 1, 2014.

SELLING SHAREHOLDERS

The Company is registering for offer and sale by existing holders thereof 50,573,987 shares of common stock held by such shareholders. The Company will not receive any proceeds from the sale of the Selling Shareholder Shares. The selling shareholders have no agreement with any underwriters with respect to the sale of the Selling Shareholder Shares. The selling shareholders, who are deemed to be statutory underwriters, will offer their shares at a price of $0.60 per share, until the Company's common stock is listed on a national securities exchange or is quoted on the OTC Bulletin Board (or a successor); after which, the selling shareholders may sell their shares at prevailing market or privately negotiated prices, including (without limitation) in one or more transactions that may take place by ordinary broker's transactions, privately-negotiated transactions or through sales to one or more dealers for resale

The selling shareholders may from time to time offer the Selling Shareholder Shares through underwriters, dealers or agents, which may receive compensation in the form of underwriting discounts, concessions or commissions from them and/or the purchasers of the Selling Shareholder Shares for whom they may act as agents. Any agents, dealers or underwriters that participate in the distribution of the Selling Shareholder Shares may be deemed to be "underwriters" under the Securities Act and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the

2

The following table sets forth ownership of shares held by each person who is a selling shareholder.

Name	Shares Owned	Shares Offered	Shares Owned After Offering	% Owned After Offering (1)(2)
David S. Jones	18,999,549	5,395,365	13,604,184	8.5%
Douglas W. Solomon	1,500,000	1,500,000	0	-
Thomas Szoke	25,965,000	6,765,000	19,200,000	12.0%
Rick Antunes	23,312,800	2,378,840	20,933,960	13.0%
Luis Barroso	60,000	60,000	0	-
Tiber Creek Corporation (3)	250,000	250,000	0	-
Interpolaris Pte. Ltd. (4)	32,000,000	9,600,000	22,400,000	13.9%
Danny Katz	60,000	60,000	0	-
Eric Katz	40,000	40,000	0	-
MB Americus, LLC (5)	250,000	250,000	0	-
Jon Melzer	250,000	250,000	0	-
Melba Liliana Gonzalez Molina	2,400,000	720,000	1,680,000	1.0%
MP Informatikai Kft. (6)	19,200,000	5,760,000	13,440,000	8.4%
Multipolaris Corporation (7)	3,200,000	960,000	2,240,000	1.4%
Thomas Szoke LLC (8)	1,315,940	394,782	921,158	≤1%
WalkThink LLC (9)	15,350,000	4,570,000	10,780,000	6.7%
Victoria Fazen	50,000	50,000	0	-
Andrea Jones	500,000	500,000	0	-
Bryan C. Jones	250,000	250,000	0	-
Brittney N. Jones	250,000	250,000	0	-
Elizabeth A. Jones	250,000	250,000	0	-
Kristy Wilson	15,000	15,000	0	-
Pearl Wilson	15,000	15,000	0	-
Melissa Wilson	10,000	10,000	0	-
Helen E. Toweson	15,000	15,000	0	-
Brian D. Toweson	25,000	25,000	0	-
Janice L. Toweson	15,000	15,000	0	-
Kaitlyn A. Toweson	10,000	10,000	0	-
John B. Toweson	10,000	10,000	0	-
Bobbie Ramsey	10,000	10,000	0	-
James Anderson	10,000	10,000	0	-
Frank Arico	10,000	10,000	0	-
Mike Hoover	10,000	10,000	0	-
Tom Freeman	10,000	10,000	0	-
Dan Schultz	10,000	10,000	0	-
Mike Falcone	10,000	10,000	0	-
Ginta Ozola-Szoke	3,000,000	500,000	2,500,000	1.6%
Joseph E. Szoke	100,000	100,000	0	-
Anthony M. Szoke	100,000	100,000	0	-
George L. Szoke	100,000	100,000	0	-
Maria Szabolcsi	85,000	85,000	0	-
George Szabolcsi	140,000	140,000	0	-
Petton Egon Emilne	85,000	85,000	0	-
Julie A. Szabolcsi	50,000	50,000	0	-
Amy E. Witkus	50,000	50,000	0	-
Sonya M. Szabolcsi	50,000	50,000	0	-
Jonathan M. Szabolsci	50,000	50,000	0	-
Harvey Sencion	5,000	5,000	0	-
Veronika Simo	10,000	10,000	0	-
Perry Danesis	10,000	10,000	0	-
Dr. Joszef Galambos	50,000	50,000	0	-
Talivaldis Ozols	100,000	100,000	0	-
Aigars Ozols	100,000	100,000	0	-
Inese Ozola	100,000	100,000	0	-
Alens Ozols	50,000	50,000	0	-
David Petten	50,000	50,000	0	-
Haraldo S. Artmann	1,450,000	1,450,000	0	-
Suzanne M. Bannister	3,000,000	1,000,000	2,000,000	1.2%
Ryan Scott Karleskint	400,000	200,000	200,000	≤1%
Rogelio A. DeLeon	200,000	100,000	100,000	≤1%
Marvin E. Harvey Jr.	50,000	50,000	0	-
Rui Pedro Gamerio	100,000	50,000	50,000	≤1%
Tony Psyllakis	100,000	100,000	0	-
Hendrik J. Bronkhorst (10)	1,500,000	1,500,000	0	-
Solfin Corporation (10)	2,500,000	2,500,000	0	-
Robert J. Wade Jr.	500,000	500,000	0	-
Deborah H. Wade	500,000	500,000	0	-
Fadi Shamma	400,000	400,000	0	-
		50,573,987		-

3

(1)          Based upon 160,623,289 shares outstanding as of the date of this prospectus supplement.

(2)          Assumes sale of all 50,573,987 shares offered, and 160,623,289 shares outstanding following the offering.

(3)          Includes 250,000 shares held by Tiber Creek Corporation, a Delaware corporation, which provided certain services to the Company as discussed herein. Mr. Cassidy is the president and sole shareholder of Tiber Creek Corporation and he may be deemed the beneficial owner of the shares held by this entity.

(4)          Mr. Andras Vago is an officer and principal of each of Interpolaris Pte. Ltd, and he may be deemed the beneficial owner of the shares held by this entity.

(5)          Includes 250,000 shares held by MB Americus, LLC, a California limited liability company. Mr. McKillop also works with Tiber Creek Corporation from time to time. Mr. McKillop is an officer and the sole shareholder of MB Americus, LLC and he may be deemed the beneficial owner of shares held by this entity.

(6)          Mr. Andras Vago is an officer and principal of each of MP Informatikai Kft, and he may be deemed the beneficial owner of the shares held by this entity.

(7)          Mr. Andras Vago is an officer and principal of each of Multipolaris Corporation, and he may be deemed the beneficial owner of the shares held by this entity.

(8)          Mr. Thomas Szoke is an officer and principal of Thomas Szoke LLC, and he may be deemed the beneficial owner of the shares held by such entity.

(9)          Mr. Daniel Fozzati is an officer and principal of Walk Think LLC, and he may be deemed the beneficial owner of the shares held by such entity.

(10)          Mr. Hendrik J. Bronkhorst is an officer and principal of Solfin Corporation, and he may be deemed the beneficial owner of the shares held by such entity. The number of shares owned by Solfin Corporation excludes shares owned by Mr. Bronkhorst individually.

4